Exhibit 10.1
NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (the "Agreement") is made as of August 15, 2016, by and among Cascade Investment, L.L.C., a Washington limited liability company ("Buyer"), GAMCO  Investors, Inc., a Delaware corporation ("Seller"), Mario J. Gabelli ("Gabelli") and GGCP, Inc., a Wyoming corporation ("GGCP" and collectively with Gabelli, the "Gabelli Stockholders").

INTRODUCTION

1.           Seller desires to sell to Buyer and Buyer desires to purchase from Seller the convertible promissory note (the "Note") in the form attached as Exhibit A hereto;

2.           The Note is convertible into shares of Class A Common Stock, par value $0.001 per share (such shares and any other securities issued or distributed with respect to, or in exchange for, such shares pursuant to any reclassification, merger or other transaction, the "Class A Common Stock"), of the Seller on the terms and conditions set forth in the Note;

3.           The Gabelli Stockholders beneficially own, directly or indirectly, 4,425,055 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) of the Seller, and 18,827,036 shares of Class B Common Stock, par value $0.001 per share ("Class B Common Stock"), of the Seller, representing in the aggregate approximately 95.6% of the combined voting power of the outstanding Capital Stock (as hereinafter defined) of the Seller; and

4.           As a condition to its agreement to purchase the Note, Buyer has required, and in consideration for the benefits to the Seller from such purchase the Gabelli Stockholders have agreed to grant to Buyer, certain rights with respect to the Conversion Shares (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Purchase and Sale.

1.1       Purchase and Sale.  At the Closing, as defined in Section 1.3 below, Buyer shall purchase from Seller, and Seller shall issue and sell to Buyer, the Note, Buyer and Seller. shall enter into the Registration Rights Agreement, dated as of August 15, 2016 in the form of Exhibit B hereto (the "Registration Rights Agreement") and Buyer, Seller, GGCP and JPMorgan Chase Bank, National Association shall enter into the Escrow Agreement in the form of Exhibit C hereto (the "Escrow Agreement"). The Note is convertible into shares of Class A Common Stock of the Seller (the "Conversion Shares") on the terms provided therein.

1.2       Purchase Price.  In consideration for the Note, Buyer shall pay to Seller, by wire transfer in immediately available funds, One Hundred and Ten Million U.S. Dollars (U.S. $110,000,000) (the "Consideration").

1.3       Closing.  The closing of the purchase and sale of the Note hereunder (the "Closing") shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 at 10:00 a.m. on August 15, 2016, or at such other time and place upon which the parties shall agree (the "Closing Date"). The Closing shall be effective upon the receipt by the parties of the agreements, documents, instruments and consideration described in Section 3.

2.	Representations and Warranties.

2.1       Seller's Representations and Warranties.  Except as disclosed in Exhibit D hereto, Seller represents and warrants to Buyer as follows:

2.1.1           Organization; Standing and Power.  The Seller is a corporation duly organized and validly existing under the laws of the State of New York, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is required to be so qualified by applicable laws. Each of the Seller's Subsidiaries is a corporation or other business entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, and is duly qualified and in good standing in each jurisdiction in which it is required to be so qualified by applicable laws.

"Subsidiary" means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Seller or one or more of the other Subsidiaries (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is the Seller or a Subsidiary or (B) the only general partners of which are the Seller or one or more Subsidiaries (or any combination thereof).

"Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

2.1.2       Capital Structure; Ownership of Shares.  The authorized Capital Stock of the Seller consists of 100,000,000 shares of Class A Common Stock, of which approximately 10,554,066 shares are issued and outstanding (the "Class A Shares"), 100,000,000 shares of Class B Common Stock, of which approximately 19,093,311 shares are issued and outstanding (together with the Class A Shares, the "Shares"), and 10,000,000 shares of Preferred Stock, par value $.001 per share, none of which are issued and outstanding. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable federal and state securities laws. The Conversion Shares have been duly authorized and reserved for issuance out of the Seller's authorized and unissued shares of Class A Common Stock and, when issued upon conversion of the Note, will be validly issued, fully paid and nonassessable. Other than as disclosed in the SEC Reports (as defined below), there are no options, warrants, calls, convertible or exchangeable securities or rights, commitments, agreements, contracts, understandings, restrictions, arrangements, or rights of any character to which the Seller or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of the Capital Stock of the Seller or any of its Subsidiaries, or obligating the Seller or any of its Subsidiaries to grant, extend, or enter into any such option, warrant, call, conversion right, commitment, agreement, restriction, or right. There are no outstanding obligations of the Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Seller or any of its Subsidiaries. Other than as disclosed in the SEC Reports, there are no voting trusts or other agreements or understandings to which the Seller, any of its Subsidiaries or any of the Gabelli Stockholders is a party with respect to the holding, voting or disposing of Capital Stock of the Seller or any of its Subsidiaries. Except as described in the SEC Reports, neither the Seller nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities (other than the Shares) that entitle the holders thereof to vote with the stockholders of the Seller or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote that are not owned by the Seller or another Subsidiary. Delivery of the Conversion Shares to Buyer upon conversion of the Note will vest valid title thereto in Buyer, free and clear of all liens, encumbrances, claims, and limitations of every kind (collectively, "Liens") other than any attributable to actions or omissions by Buyer or any of its Affiliates.

2.1.3       Subsidiaries.  Seller's SEC Reports disclose each of its Subsidiaries required to be described in such SEC Reports. Except as otherwise disclosed in the SEC Reports, all of the issued and outstanding shares of Capital Stock of each Subsidiary have been duly authorized, are validly issued, fully paid and (except for general partner interests) nonassessable and are owned by the Seller, directly or through Subsidiaries, free and clear of all Liens.

2.1.4       Authority.  Seller has all requisite corporate power and authority to enter into this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Note and to consummate the transactions contemplated by this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Note. The execution and delivery by Seller of this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Note and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Seller. Each of this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Note has been duly executed and delivered by Seller and each of them constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles and (iii) with respect to the indemnification provisions of the Registration Rights Agreement, limitations under applicable federal or state securities law.

2.1.5       No Conflict.  The execution and delivery of this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Note and the consummation of the transactions contemplated by this Agreement, the  Registration Rights Agreement, the Escrow Agreement and the Note will not violate, conflict with, or constitute a default or breach under, (i) any laws, rules or regulations of any governmental, administrative or regulatory authority (including without limitation stock or commodity exchanges, securities associations and other self-regulatory bodies (collectively, "Self-Regulatory Organizations")) (collectively, "Governmental Authorities") that are applicable to the Seller or any of its Subsidiaries (collectively, "Applicable Laws"), (ii) any provisions of the certificate of incorporation or bylaws (or comparable constituent or governing documents) of the Seller or any of its Subsidiaries, or (iii) any material agreement, contract, or instrument to which Seller or any of its Subsidiaries or any of their assets may be bound or of any judgment, order or decree of any Governmental Authority to which Seller may be bound, nor will the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Escrow Agreement or the Note by the Seller result in the creation of any Lien upon the Note or the Conversion Shares or any material asset or right of the Seller or any of its Subsidiaries, except, in the case of clause (iii), for such violations, conflicts, defaults or breaches that would not, individually or in the aggregate, have a material adverse effect on (i) the business, operations, affairs, financial condition, assets, property, results of operations or prospects of the Seller and its Subsidiaries, taken as a whole, (ii) the ability of the Seller to perform any of its material obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement or the Note or (iii) the validity or enforceability of this Agreement, the Registration Rights Agreement, the Escrow Agreement or the Note (each, a "Material Adverse Effect"). No consent, approval, authorization or order of, or filing or registration with, any Governmental Authority is required for the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Note by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby.

2.1.6       Litigation.  Except as disclosed in the SEC Reports, there are no pending or, to the best of Seller's knowledge, threatened legal or governmental actions, proceedings, suits or investigations or any arbitrations or labor disputes (collectively, "Litigation") to which the Seller or any of its Subsidiaries is a party or by which any material portion of any of their assets, taken as a whole, may be bound, which Litigation, if adversely determined, would have a Material Adverse Effect.

2.1.7       Accuracy of Reports; Financial Statements.  All registration statements, reports or other documents required to be filed with, or furnished to, the Securities and Exchange Commission (the "SEC") by the Seller during the twelve month period preceding the date of this Agreement under the Securities Exchange Act of 1934, as amended (the "1934 Act") (to the extent so filed or furnished, collectively the "SEC Reports"), have been duly and timely filed, were in substantial compliance with the requirements of their respective forms when filed, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact or omitted to state material fact necessary in order to make the statements made therein in light of the circumstances in which made not misleading. The financial statements of the Seller included in the SEC Reports (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly present the consolidated financial position of the Seller and any its Subsidiaries at the dates thereof and the consolidated results of operations and consolidated cash flows of the Seller and its Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material in amount or effect). Except as set forth in the SEC Reports, neither the Seller nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Seller or in the notes thereto, other than (i) liabilities and obligations in the respective amounts reflected or reserved against in the most recent consolidated balance sheet included in the Financial Statements or (ii) other liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Financial Statements (the "Balance Sheet Date") which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date there have been no changes in the financial condition, results of operations, business, properties or prospects of the Seller or its Subsidiaries that, individually or in the aggregate, have had, or could be reasonably expected to have, a Material Adverse Effect.

2.1.8       Solvency; No Default.  The Seller has sufficient funds, assets and cash flow to pay its debts and other liabilities as they become due, and does not have unreasonably small capital for the conduct of its business as currently conducted and proposed to be conducted in the future. Neither the Seller nor any of its Subsidiaries is in violation of its certificate of incorporation or bylaws (or comparable constituent or governing documents) or is in default (or, with the giving of notice, lapse of time or both, would be in default) under any material loan, agreement or other obligation, except in the case of any material loan agreement or other obligation, for such defaults which, individually or in the aggregate, would not have a Material

Adverse Effect. Each of the Seller and each of its Subsidiaries has complied, and is in compliance, in all material respects with all Applicable Laws and has all material licenses, permits and other authorizations required to conduct its business as currently conducted ("Permits"), except where the failure to have any such Permits would not, individually or in the aggregate, have a Material Adverse Effect. All such Permits are in full force and effect and no proceeding is pending or, to the knowledge of the Seller and its Subsidiaries, threatened to revoke, modify or rescind any such Permit.

2.1.9        Disclosure.  No representation or warranty of the Seller contained in this Agreement, the Registration Rights Agreement and the Note or the exhibits attached hereto (when read together and taken as a whole), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

2.1.10       Accounting Controls.  Each Subsidiary of the Seller that is registered as a broker-dealer has adopted recordkeeping systems that comply with the requirements of Section 17 of the 1934 Act, and the rules thereunder and the rules of all Self-Regulatory Organizations having jurisdiction over such Subsidiary, and maintains its records in accordance therewith. Each of the Seller and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all transactions are executed in accordance with management's general or specific authorization, (2) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, or any other criteria applicable to such statements, (3) access to the property and assets of the Seller and its Subsidiaries is permitted only in accordance with management's general or specific authorization and (4) the recorded amounts for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

2.1.11       Brokerage Fees.  Neither the Seller nor any of its Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder's fees in connection with the transactions contemplated by this Agreement.

2.1.12       Regulatory Status.  Neither the Seller nor any of its Subsidiaries is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended.

2.2       Gabelli Stockholders' Representations and Warranties.  Each Gabelli Stockholder, solely with respect to itself, represents and warrants to the Buyer as follows:

2.2.1         Authority.  Each Gabelli Stockholder (other than Gabelli) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Gabelli Stockholder (other than Gabelli) of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of such Gabelli Stockholder. This Agreement has been duly executed and delivered by each Gabelli Stockholder and constitutes a valid and binding obligation of such Gabelli Stockholder enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

2.2.2        No Conflict.  The execution and delivery of this Agreement by each Gabelli Stockholder, and the consummation of the transactions contemplated hereunder will not violate, conflict with, constitute a default or breach under, (i) any laws, rules or regulations of any Governmental Authority that are applicable to such Gabelli Stockholder, (ii) except in the case of Gabelli, any provisions of the certificate of incorporation or bylaws of such Gabelli Stockholder, or (iii) any material agreement, contract, or instrument to which such Gabelli Stockholder may be bound or of any judgment, order or decree of any Governmental Authority to which such Gabelli Stockholder may be bound, nor will the execution, delivery and performance of this Agreement result in the creation of any Lien upon any of the Shares or Conversion Shares, except, in the case of clause (iii), for such violations, conflicts, defaults or breaches that would not, individually or in the aggregate, have a material adverse effect on (i) the ability of the Seller to perform any of its material obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement or the Note or (ii) the validity or enforceability of this Agreement, the Registration Rights Agreement, the Escrow Agreement or the Note. No consent, approval, authorization or order of, or filing or registration with, any Governmental Authority is required for the execution, delivery and performance of this Agreement by any Gabelli Stockholder and the consummation of the transactions contemplated hereby.

2.2.3        Ownership of Securities.  Each Gabelli Stockholder is the record and/or beneficial owner, directly or indirectly, of the number of shares of Class B Common Stock and the number of shares of Class A Common Stock set forth on Schedule I to this Agreement. No Gabelli Stockholder is the record or beneficial owner of any other securities of the Seller.

"Beneficial Owner" and "beneficial ownership" shall have the meaning assigned to such terms in Rules 13d-3 and 13d-5 promulgated under the 1934 Act (or any successor rules).

2.3       Buyer's Representations and Warranties.  Buyer makes the following representations and warranties.

2.3.1        Investment Purpose.  The Buyer is purchasing the Note as principal for its own account for investment only and not with a present view towards the public sale or distribution thereof, other than sales or distributions registered or exempt from registration under the Securities Act of 1933, as amended (the "1933 Act").

2.3.2        Accredited Investor Status.  The Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D and has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Note.

2.3.3        Reliance on Exemptions.  The Buyer understands that the Note is being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Seller is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, covenants, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Note.

2.3.4        Information.  The Buyer has been furnished with all materials relating to the business, finances and operations of the Seller and materials relating to the offer and sale of the Note which have been requested by the Buyer. Buyer has been afforded the opportunity to ask questions of the Seller and has received what the Buyer believes to be satisfactory answers to any such inquiries. None of the foregoing or any other due diligence investigation conducted by the Buyer or any of its advisors or representatives shall modify, amend or affect in any respect the Seller's representations and warranties contained in Section 2.1 above or the Buyer's right to rely on them. The Buyer understands that its investment in the Note involves a significant degree of risk.

2.3.5        Governmental Review.  The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Note.

2.3.6        Transfer or Resale.  The Buyer understands that (i) no public market now exists for the Note and that the Seller has made no assurances that a public market will ever exist for the Note, (ii) the Note has not been and is not being registered under the 1933 Act or any applicable state securities laws, and may not be transferred unless (a) the transfer is registered pursuant to an effective registration statement under the 1933 Act, (b) the transfer qualifies for the exemption afforded by Rule 144A or Rule 144 under the 1933 Act (or a successor rule), (c) the Buyer shall have delivered to the Seller an opinion of counsel (which opinion shall be reasonably satisfactory to the Seller) to the effect that the Note to be sold or transferred may be sold or transferred pursuant to another exemption from such registration or (d) the transfer is pursuant to the Put Option or Change of Control Put Option (as such terms are defined in the Note), and (iii) neither the Seller nor any other person is under any obligation to register such Note under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration Rights Agreement).

2.3.7        Legends.  The Buyer understands (i) that the Note may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Note) and any other legends required by the laws of any State in which such securities will be issued:

Legend for the Note:

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SHARES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND EXCEPT FOR ANY TRANSFERS SPECIFICALLY AUTHORIZED UNDER THE TERMS OF THIS NOTE, NEITHER THIS NOTE NOR SUCH SHARES MAY BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT REGISTRATION THEREOF UNDER THE 1933 ACT OR COMPLIANCE WITH RULE 144 OR RULE 144A PROMULGATED UNDER THE 1933 ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED. TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN IS ALSO SUBJECT TO RESTRICTIONS UNDER THE TERMS HEREOF.

and, (ii) that upon conversion of any Note bearing the foregoing legend, Conversion Shares will be issued in certificated form and will bear the following legend, unless at least one year (or such lesser period as then permitted under Rule 144 under the 1933 Act, or successor rule thereto) shall have elapsed from the initial issuance date of the Notes, in which case such shares shall be delivered in unrestricted, unlegended form through the facilities of the Depository Trust Company:

Legend for the Conversion Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT REGISTRATION THEREOF UNDER THE 1933 ACT OR COMPLIANCE WITH RULE 144 OR RULE 144A PROMULGATED UNDER THE 1933 ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

The legends set forth above (other than the last sentence of the legend in clause (i)) shall be removed and the Seller (x) in the case of a Note, shall issue a certificate without such legend to the holder of any certificate upon which it is stamped or (y), in the case of Conversion Shares, shall arrange for such shares to be held in unrestricted, unlegended form through the facilities of the Depository Trust Company if, unless otherwise required by applicable state securities laws, (a) such security is sold pursuant to an effective registration statement filed under the 1933 Act, (b) such holder provides the Seller with an opinion of counsel, satisfactory to the Seller, to the effect that a public sale or transfer of such security may be made without registration under the

1933 Act and such sale or transfer is effected or (c) such holder provides the Seller with reasonable assurances that all of the securities represented by such certificate can then be sold pursuant to Rule 144 under the 1933 Act (or successor rule thereto). The Buyer agrees to sell all Conversion Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.  If any Conversion Shares are delivered in certificated, restricted form, promptly (and no later than three Business Days) following the first anniversary of the initial issuance of the Note, the Seller shall arrange for such shares to be held in unrestricted, unlegended form through the facilities of the Depository Trust Company.

2.3.8        Authorization; Enforcement.  The Buyer represents and warrants to the Seller that (i) the Buyer has all requisite limited liability company power and authority and has taken all requisite limited liability company action to execute and deliver this Agreement, the Registration Rights Agreement and the Escrow Agreement, to purchase the Note to be purchased by it and to carry out and perform all of its obligations under this Agreement, the Registration Rights Agreement and the Escrow Agreement, and (ii) each of this Agreement, the Registration Rights Agreement and the Escrow Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights generally and by equitable principles generally and (2) to the extent that indemnification provisions in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

2.3.9        Brokerage Fees.  The Buyer has not paid, nor is obligated to pay, to any Person any brokerage or finder's fees in connection with the transactions contemplated by this Agreement.

3.	Deliveries at Closing.

3.1       Deliveries by Buyer at the Closing.  At the Closing, Buyer shall deliver the following items to Seller (and in the case of Section 3.1.2 and Section 3.1.4, to the Gabelli Stockholders):

3.1.1        The Consideration, by wire transfer in immediately available funds;

3.1.2        An executed copy of this Agreement;

3.1.3        An executed copy of the  Registration Rights Agreement; and

3.1.4        A copy of the Escrow Agreement duly executed by Buyer.

3.2       Deliveries by Seller at the Closing.  At the Closing, Seller shall deliver the following items to Buyer (and in the case of Section 3.2.2 and Section 3.2.5, to the Gabelli Stockholders):

3.2.1        The executed Note;

3.2.2        An executed copy of this Agreement;

3.2.3        An executed copy of the  Registration Rights Agreement;

3.2.4        An opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as special counsel to the Seller, dated as of the Closing Date, in substantially the form of Exhibit E hereto;

3.2.5        A copy of the Escrow Agreement duly executed by Seller and the Escrow Agent.

3.3       Deliveries by the Gabelli Stockholders at the Closing.  At the Closing, the Gabelli Stockholders shall deliver the following items to Buyer (and, in the case of Section 3.3.1, to the Seller):

3.3.1        An executed copy of the Agreement;

3.3.2        An executed copy of the Escrow Agreement; and

3.3.3        An opinion of Long Reimer Winegar Beppler LLP, as special counsel to GGCP, Inc., dated as of the Closing Date, in substantially the form of Exhibit F hereto.

4.	Covenants.

4.1       Reservation of Shares.  Seller shall at all times have authorized and reserved for the purpose of issuance pursuant to the conversion of the Note the total number of shares of Class A Common Stock into which the Note may then be converted (as such number may be adjusted from time to time pursuant to the terms of the Note) (the "Maximum Number"). If at any time the number of shares of Class A Common Stock authorized and reserved for issuance pursuant to the conversion of the Note is for any reason below the Maximum Number, the Seller and the Gabelli Stockholders will promptly take or cause to be taken all corporate action necessary to authorize and so reserve a number of such shares equal to the Maximum Number, including without limitation calling a special meeting of shareholders to authorize additional shares to meet the Seller's and the Gabelli Stockholders' obligations hereunder, and using their reasonable best efforts to obtain shareholder approval of such an increase in the authorized number of shares.

4.2       NYSE Listing.  Seller shall promptly secure the listing of all the Conversion Shares issued upon conversion of the Note upon the New York Stock Exchange, Inc. or such other national securities exchange, automated inter-dealer quotation system or over-the-counter market upon which shares of Class A Common Stock are then listed, and shall maintain, so long as any other shares of Class A Common Stock shall be so listed, such listing of such shares of Class A Common Stock.

4.3       Escrow.

4.3.1        If  (i) the Buyer elects to exercise any of the Put Option, the Change of Control Put Option and/or the Fundamental Change Put Option (collectively, the "Note Put Options") or an Event of Default occurs and (ii) Seller fails to deliver all or any portion of the consideration due and payable in respect of such exercise or Event of Default (in each case, the "Unpaid Amount") when it becomes due under the Note (in each case, the "Due Date"), then Buyer may, in its sole discretion, elect to make a claim under the Escrow Agreement for cash in an amount equal to the Unpaid Amount and upon receipt of such cash by the Buyer under the Escrow Agreement the Unpaid Amount shall be deemed to have been paid in full by the Seller. Buyer and GGCP shall instruct the Escrow Agent to release all of the Escrowed Funds (as defined in the Escrow Agreement) in excess of the Floor Amount (defined below) (i) promptly after each Partial Release Event (as defined in the Escrow Agreement), (ii) promptly after receipt of each Monthly Statement (defined below) and (iii) at such other time as Buyer and GGCP shall mutually agree. The Escrow Agreement shall terminate (other than the provisions of Sections 7 and 8 which will survive termination) upon the release of all Escrowed Funds (as defined in the Escrow Agreement) to the Seller and/or GGCP in accordance with the Termination Notice (as defined below). Upon the earlier to occur of (i) the full conversion of the entire aggregate principal amount of the Note, (ii) the first Business Day after the entire aggregate principal amount of the Note has been paid in full, (iii) the first Business Day after the Exercise Date on which all outstanding Payment Notices (as defined in the Escrow Agreement) have be fully discharged and paid in full and (iv) the transfer of the Note pursuant to the terms thereof (other than a transfer to an Affiliate (as defined in the Note) of Buyer or a charitable foundation established by the beneficial owner of Buyer), the Seller, GGCP and the Buyer shall give the Escrow Agent joint written notice of the termination of the Escrow Agreement (the “Termination Notice”).  Each of Seller and GGCP agrees not to subject the Collateral (as defined below) to any lien, attachment, claim, trustee process or any other judicial process of any creditor of such party, other than as provided in Section 5.1 hereto and Section 5(b) of the Escrow Agreement.

4.3.2        "Monthly Statement" means the monthly account statement provided by the Escrow Agent to the Buyer, GGCP and Seller pursuant to Section 3 of the Escrow Agreement. "Floor Amount" means the sum of the Unpaid Principal Amount and six months of interest on the Unpaid Amount at the rate of 4.5% per annum. Capitalized terms used but not defined in this Agreement that are defined in the Note shall have the meanings assigned to such terms in the Note.

4.4       Tag-Along Right.  If any Gabelli Entity (as defined below), acting individually or together in any combination with any other Gabelli Entity (collectively, the "Transferor"), proposes to sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, in one transaction or a series of related transactions, (each, a "Transfer") Voting Stock (as defined below) of the Seller, which represents 20% or more of the total voting power of all the then outstanding shares of Voting Stock of Seller to a Person other than a Gabelli Entity (the "Purchaser"), the Transferor shall provide written notice (a "Transfer Notice") to the Buyer no later than 30 days prior to the consummation of the Transfer specifying all the material terms and conditions of the Transfer, including but not limited to the type and number of shares of Voting Stock to be transferred, the nature and amount of the consideration to be paid by the Purchaser, the identity of the Purchaser and any conditions to the Transfer. If a change occurs in the nature or amount of consideration to be paid by the Purchaser or in any other material terms or conditions of the Transfer, the Transferor shall promptly deliver to the Buyer a new Transfer Notice. If the Buyer elects to sell Conversion Shares in connection with the Transfer by delivering written notice to the Transferor in writing within 10 days after the date on which the Buyer received the Transfer Notice, then the Transferor will not consummate the Transfer unless (i) it does so at a price at least as high and on other terms and conditions at least as favorable as those specified in the Transfer Notice and (ii) simultaneously with the consummation of the Transfer the Purchaser also purchases from the Buyer, at the same price and on the other terms and conditions specified in the Transfer Notice, a percentage of the number of Conversion Shares then beneficially owned by it equal to the percentage obtained by dividing (i) the number of shares of Voting Stock being sold by the Transferor in the Transfer by (ii) the total number of shares of Voting Stock then beneficially owned by all of the Gabelli Entities and multiplying that quotient by 100. Gabelli shall cause any Gabelli Entity that is not a party to this Agreement who becomes the record or beneficial owner of any Voting Stock of the Seller after the date of this Agreement (a "New Gabelli Stockholder") to comply with the requirements of this Section and to execute and deliver, on or prior to the date on which it acquires such record or beneficial ownership, a written undertaking to Buyer, in form and substance reasonably satisfactory to the Buyer, that such New Gabelli Stockholder will comply with the requirements of this Section 4.4 as if it was a Gabelli Stockholder, and thereafter such New Gabelli Stockholder shall be deemed to be a Gabelli Stockholder for all purposes of this Section.

A "Gabelli Entity" shall mean Gabelli, the spouse or any child or grandchild of Gabelli, or any Person in which Gabelli and/or one or more of such other individuals has a controlling interest or beneficially owns, directly or indirectly, (i) a majority of the number of outstanding shares of Capital Stock of such Person and/or (ii) Voting Stock of such Person which represents 50% or more of the total voting power of all the then outstanding shares of Voting Stock of such Person, and shall also mean any testamentary, charitable or similar trust or foundation of which Gabelli and/or one or more of such other individuals is a grantor, beneficiary, trustee or person having similar management authority; provided that neither Gabelli Securities, Inc. nor Associated Capital Group, Inc. shall constitute a Gabelli Entity for purposes of this Agreement.

"Voting Stock" means, with respect to any Person, Capital Stock of such Person that is entitled to vote generally in the election of directors (or, in the case of Persons that are not corporations, persons performing similar functions) of such Person.

5.	Security Interest and Solvency.

5.1       GGCP hereby pledges, assigns and grants to Buyer a security interest in the Escrowed Funds, any Additional Deposit, the Permitted Investments, the Escrow Account and any proceeds thereof (collectively, the “Collateral”) to secure the obligations of Seller, GGCP and each of their respective affiliates (the “Secured Obligations”) under this Agreement, the Escrow Agreement and the Note (the “Note Documents”). Each of “Escrowed Funds,” “Additional Deposit,” “Permitted Investments” and "Escrow Account" has the meaning set forth in the Escrow Agreement.

5.2        GGCP acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Note Documents. GGCP agrees and acknowledges that all rights of Buyer under the Note Documents, GGCP’s grant of a security interest in the Collateral and all obligations of GGCP under the Note Documents, will be absolute, irrevocable, and unconditional irrespective of: (a) any claim as to the genuineness, validity, or enforceability of the Note Documents; (b) any change in the time, manner or place of payment of, or in any other term of, all of or any of the Secured Obligations or any other amendment, modification, extension or waiver of or any consent to any departure from any Note Document; (c) any change in the corporate existence, structure or ownership of Seller; (d) any liquidation, dissolution, insolvency, reorganization or other similar proceeding affecting Seller or any of its affiliates or any of its assets; (e) any release of Seller, Gabelli or any other party jointly liable in respect of any Note Document; (f) any non-perfection of any lien on any Collateral or any guarantee or other credit support in respect thereof; (g) the occurrence of any default, event of default or potential event of default under the Note Documents; (h) the absence of any action to enforce any Note Document, to recover any judgment or to enforce a judgment against Seller or any other party under any Note Document; or (i) any other circumstance whatsoever that might otherwise constitute a defense available to, or a discharge of, GGCP, Seller, Gabelli or any affiliate of the foregoing in respect of the Secured Obligations or in respect of the Note Documents (other than the indefeasible payment in full and performance of all Secured Obligations).

5.3       GGCP represents and warrants to Buyer on the date hereof and on the date of any Additional Deposit that: (a) after giving effect to GGCP’s grant of a security interest in the Collateral and the deposit of the Escrowed Funds and any Additional Deposit into the Escrow Account, the aggregate fair saleable value of all of GGCP’s property, at fair valuation, will be greater than the sum of all of GGCP's liabilities of any nature, including without limitation contingent and unmatured debts or claims ("Liabilities"); (b) it has not transferred, concealed or removed any of its property with the intent to hinder, delay or defraud its creditors, nor is it now granting a security interest in the Collateral or entering into any Note Document with intent to hinder, delay or defraud its creditors; (c) after giving effect to GGCP’s grant of a security interest hereunder and the deposit of the Escrowed Funds and any Additional Funds  into the Escrow Account, the value of its remaining assets is not unreasonably small in relation to its business; (d)

it has not incurred and does not intend to incur, or believe (or reasonably believe) that it will incur Liabilities beyond its ability to pay as such Liabilities mature; (e) it has satisfied in full any final judgment against it in an action or suit for money damages which judgment results from an action or suit pending against it on or prior to the date hereof and there is no action or suit for money damages pending against it on or prior to the date hereof; and (f) there are no other proceedings pending or, to its knowledge, threatened against GGCP, at law or in equity, which, individually or in the aggregate, if adversely determined, would materially adversely affect the financial condition of GGCP or materially impair GGCP’s ability to perform its obligations under the Note Documents.

6.         Survival of Representations and Warranties.  All representations, warranties, agreements and covenants contained in this Agreement shall survive the Closing; provided, however, that a claim for a breach of a representation or warranty (but not for a breach of a covenant or agreement and not for any breach of representation or warranty provided for in Section 5) must be brought within one (1) year of the execution of this Agreement. In the event Buyer brings a claim within such one (1) year period, such representations and warranties shall continue to survive solely with regard to such claim until such claim has been finally resolved and satisfied. Buyer's rights under this Agreement shall not be affected by any knowledge it may have with respect to the Seller, its Subsidiaries or their businesses.

7.	Miscellaneous.

7.1        Entire Agreement.  This Agreement and the documents listed in Section 3.2 (other than the opinion of Seller's legal counsel) represents the entire agreement among the parties with respect to the transactions contemplated herein and supersede all prior agreements, written or oral, with respect thereto. This Agreement may be amended only by an instrument that is executed and authorized by all parties hereto.

7.2        Expenses.  Without limiting Section 7.6, Buyer and Seller will pay their own respective expenses, including attorneys' fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.

7.3        Successors and Assigns.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party.

7.4        Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of New York. Each Party irrevocably waives any objection on the grounds of venue, forum non conveniens or any similar grounds and irrevocably consents to the jurisdiction of the courts located in the State of New York. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

7.5        Nonwaiver.  The failure of either party to insist upon strict adherence to any one or more of the covenants and restrictions in this Agreement, on one or more occasion, shall not be construed as a waiver, nor deprive either party of the right to require strict compliance thereafter with the same. All waivers must be in writing and signed by the waiving party.

7.6        Attorneys' Fees and Expenses.  In any suit or action brought to enforce this Agreement, or to obtain adjudication, declaratory or otherwise, of rights hereunder, the losing party shall pay to the prevailing party reasonable attorneys' fees and all other costs and expenses that may be incurred by the prevailing party in such action. The foregoing shall be in addition to, and shall not limit, any other rights that the non-breaching party may have against the breaching party at law or in equity.

7.7        Publicity.  Seller shall not issue any public statement (such as press releases, letters to shareholders, speeches and similar statements) concerning or referencing the beneficial owner of Buyer without the prior written consent of the Buyer; provided, however, that such disclosure may be made if such approval has been requested and not received and the Seller concludes (after consulting with counsel) that it is required by law or stock exchange regulation to make such disclosure in a press release or other public statement. With respect to any press release issued by Seller, Seller shall provide a copy of any proposed release to Buyer a reasonable amount of time prior to public dissemination thereof, shall incorporate Buyer's reasonable comments to such press release, if any, in good faith, and shall not disseminate such release prior to Buyer’s approval thereof, provided that such approval shall not be unreasonably withheld, conditioned or delayed.

7.8        Notices.  Any notice required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective for five days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Seller or any Gabelli Stockholder:

GAMCO Investors, Inc.
One Corporate Center
Rye, New York 10580
Attn:  Kevin Handwerker
Executive Vice President, General Counsel and Secretary
Facsimile: (914) 921-5384
With copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Gregory A. Fernicola, Esq. and Yossi Vebman, Esq.
Facsimile: (212) 735-3000

If to Buyer:

Cascade Investment, L.L.C.
2365 Carillon Point
Kirkland, WA  98033
Attn:  General Counsel
Facsimile: (425) 803-0459

With copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Robert P. Davis, Esq.
Facsimile: (212) 225-3999

Each party shall provide notice to the other of any changes in address.

7.9        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

7.10      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.11      Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision. The construction of this Agreement shall not be affected by which party drafted this Agreement.

7.12      Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

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SIGNATURE PAGE - NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

SELLER		BUYER
GAMCO INVESTORS, INC.		CASCADE INVESTMENT, L.L.C.

By:	/s/ Kevin A. Handwerker	By:	/s/ Alan Henberger
	Name: Kevin A. Handwerker		Name: Alan Henberger
	Title: Executive Vice President, General Counsel and Secretary		Title: Authorized Representative

GABELLI STOCKHOLDERS

/s/ Mario J. Gabelli
MARIO J. GABELLI

GGCP, INC.

By:	/s/ Silvio Berni
Name: Silvio Berni
Title: Vice President

SCHEDULE I

Ownership of Securities

Shares of Class A Common Stock	4,425,0551

Shares of Class B Common Stock	18,827,0362

(1) Includes 30,000 shares held by GGCP and 4,393,055 shares held by Gabelli Securities, Inc. Gabelli has voting and dispositive control over these shares.

(2) Includes 453,295 shares held by Gabelli and 18,373,741 shares held by GGCP Holdings, LLC (“Holdings”). Gabelli may be deemed to have beneficial ownership of the shares held by Holdings on the basis of (i) his position as the Chief Executive Officer of, a director of, and the controlling shareholder of GGCP, which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein.